Redfin Third-Quarter 2018 Revenue up 28% Year-over-Year to $140.3 Million

SEATTLE - November 8, 2018 - Redfin Corporation (NASDAQ: RDFN), the technology-powered residential real estate brokerage, today announced financial results for the third quarter ended September 30, 2018. All financial measures, unless otherwise noted, are presented on a GAAP basis and include stock-based compensation as well as depreciation and amortization expenses.

Revenue increased 28% year-over-year to $140.3 million during the third quarter. Gross profit was $42.3 million, an increase of 8% from $39.3 million in the third quarter of 2017. Gross margin was 30%, compared to 36% in the third quarter of 2017. Real estate services(1) gross profit was $43.0 million, an increase of 9% from $39.6 million in the third quarter of 2017. Real estate services gross margin was 34%, compared to 38% in the third quarter of 2017. Operating expenses were $39.0 million, an increase of 34% from $29.1 million in the third quarter of 2017. Operating expenses were 28% of revenue, up from 27% in the third quarter of 2017.

Net income was $3.5 million, compared to net income of $10.6 million in the third quarter of 2017. Stock-based compensation was $5.5 million, up from $2.7 million in the third quarter of 2017. Depreciation and amortization was $2.2 million, up from $1.8 million in the third quarter of 2017. Interest income was $1.8 million and interest expense was $1.6 million, up from $0.3 million and zero, respectively, in the third quarter of 2017.

GAAP net income (loss) per share, basic and diluted, reflects accretion expense for changes in the fair value of our redeemable convertible preferred stock, which was outstanding prior to its conversion to common stock following our initial public offering ("IPO"). GAAP net income per share, basic and diluted, was $0.04, compared to GAAP net loss per share, basic and diluted, of $0.50 in the third quarter of 2017. Adjusted net income per share, basic and diluted,(2) which excludes accretion expense for changes in the fair value of our redeemable convertible preferred stock and assumes its conversion to common stock in connection with our IPO as of the first day of the reported period, was $0.14 and $0.12, respectively, in the third quarter of 2017. As a result of the conversion of our redeemable convertible preferred stock in connection with our IPO, there was no accretion expense in the third quarter of 2018.

“Redfin’s steady third-quarter market share gains reflect the enduring appeal of our low prices and personal service,” said Redfin CEO Glenn Kelman. “A housing-market correction always makes it harder to grow revenues, but our ability to do so in even challenging markets speaks to our business’s fundamental strength. We believe that our improved third-quarter growth in traffic, as well as increased engagement levels between agents and customers, sets us up for continued share growth. Our investments in software to make our agents more efficient -- and to integrate all the paperwork and processes for buying and selling a home, getting a mortgage and transferring the title -- should let us compete at a price and a scale few other brokerages can.”

Highlights

•
Reached market share of 0.85% of U.S. existing home sales by value in the third quarter of 2018, a 0.14 percentage-point increase over the third quarter of 2017 and a 0.02 percentage-point increase over the second quarter of 2018.(3)

•
Continued to invest in delivering more personal service through Redfin agents meeting customers early in their search process to talk about the market and what it takes to buy a home. Homebuyer engagement, measured as the percentage of customers who sign up for a second meeting or write an offer with a Redfin agent within 30 days after their first meeting, grew nearly 8% for the customers we first met in July and August 2018 compared to those we met in July and August 2017. Even as the market softened, engagement was still up 5% for September 2018’s customers compared to September 2017’s. While market conditions will also affect customers’ ultimate success rate, the measures we’re taking to increase engagement can create a long-term competitive advantage for Redfin.

•
Expanded Redfin Mortgage to North Carolina and Colorado, now serving homebuyers in nine states and Washington D.C., with plans to launch in additional states in the coming months. Redfin Mortgage is part of our long-term vision for a move that can happen in weeks not months, with an entirely digital closing.

•
Launched Redfin Compete Score, which rates how aggressively buyers are likely to compete for a listing in cities and neighborhoods on a scale of 0 to 100. Compete Score uses data and insights that only Redfin has, like the numbers of competing offers and waived contingencies for homes sold by Redfin, to help homebuyers know how to approach an offer on a home, and home sellers to understand what to expect when listing their home.

•
Launched Owner Estimate, a tool for homeowners to create an estimate of their home's value based on their own knowledge of the property, and about nearby comparable sales.The Owner Estimate uses the same core machine-learning engine that powers the Redfin Estimate and invites homeowners to make updates, resulting in an even more accurate estimate of a home's value. These tools give Redfin a competitive advantage in building a franchise of homeowners who may one day choose to sell their home with Redfin.

•
Committed to the long-term expansion of RedfinNow, the service for buying homes directly from their owners, who can move on with cash in their pockets. Homeowners have been able to get an offer in as little as 48 hours after a RedfinNow buyer visits the home, and get their cash in as little as seven days after accepting the offer. RedfinNow then prepares the home for market and Redfin lists it online, with the goal of selling it at a profit. The service launched in Orange County in August and is also available in the Inland Empire region of Southern California and San Diego, with additional markets slated to launch in the coming months.

•
Expanded offer-writing software to Redfin agents in Portland, Oregon, North Carolina and Wisconsin. The software is now available in nine states and in Washington D.C. Each new Fast-Offers market requires extensive customization based on dozens of different forms, local customs around earnest-money amounts, and other deal terms. We’ll be adding additional markets for years, but we believe this software will let us move faster than any other broker, at a lower cost, and with comprehensive data about what it takes to win in each neighborhood.

(1) Prior to reporting our financial results for the second quarter ended June 30, 2018, we had one reportable segment ("real estate") that reflected revenue derived from commissions and fees charged on real estate services transactions closed by us or partner agents representing customers in buying and selling homes. Beginning with our financial results for the second quarter ended June 30, 2018, we recognized a new reportable segment ("properties") that reflects revenue from when we sell homes that we previously bought directly from homeowners. Concurrent with our recognition of the new "properties" segment, we changed the name of our "real estate" segment to "real estate services." Prior to our financial results for the second quarter ended June 30, 2018, we included the results from our "properties" segment as part of our "other" segment.

(2) Adjusted net income per share, basic and diluted, are non-GAAP financial measures as defined by the Securities and Exchange Commission ("SEC"). A reconciliation of GAAP to non-GAAP financial measures is provided below in the tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

(3) We calculate the aggregate value of U.S. home sales by multiplying the total number of U.S. existing home sales by the mean sale price of these homes, each as reported by the National Association of REALTORS®. We calculate our market share by aggregating the home value of real estate services transactions conducted by our lead agents or our partner agents. Then, in order to account for both the sell- and buy-side components of each transaction, we divide that value by two-times the estimated aggregate value of U.S. home sales.

Business Outlook
The following forward-looking statements reflect Redfin's expectations as of November 8, 2018, and are subject to substantial uncertainty.

For the fourth quarter of 2018 we expect:

•
Total revenue between $115.1 million and $118.3 million, representing year-over-year growth between 20% and 24% compared to the fourth quarter of 2017. Properties segment revenue between $15.0 million and $16.0 million is included in the guidance provided.

•
Net loss between $18.7 million and $16.6 million, compared to net loss of $1.8 million in the fourth quarter of 2017. This guidance includes approximately $5.9 million of expected stock-based compensation, $2.2 million of expected depreciation and amortization, $2.1 million of expected interest expense from the convertible senior notes issued in July 2018, and $1.9 million of expected interest income.

Conference Call
Redfin will webcast a conference call to discuss the results at 1:30 p.m. Pacific Time today. The webcast will be open to the public at http://investors.redfin.com. The webcast will remain available on the investor relations website for at least three months following the conference call.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding our expansion of Redfin Mortgage, RedfinNow, and our offer-writing software, as described under Highlights, and our future operating results, as described under Business Outlook. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as supplemented by our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, both of which are available on our Investor Relations website at http://investors.redfin.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have used non-GAAP financial measures, specifically adjusted net income (loss) per share, basic and diluted, in this press release. The presentation of these financial measures is not intended to be considered in isolation or as a substitute of, or superior to, financial information prepared and presented in accordance with GAAP.

We believe these non-GAAP financial measures enable comparison of financial results between periods where net income (loss) per share, basic and diluted, may vary independent of business performance. There are limitations associated with the use of non-GAAP financial measures as an analytical tool, in particular the adjustments to our GAAP financial measures reflect the exclusion of accretion expense, which is related to our redeemable convertible preferred stock that converted into common stock upon the completion of our IPO in August 2017. Included in weighted-average shares outstanding, basic and diluted, are shares of redeemable convertible preferred stock as if all such shares were converted to common stock on the first date of each period presented. These measures may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. A reconciliation of adjusted net income (loss) per share, basic and diluted, to net income (loss) per share, basic and diluted, has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

About Redfin
Redfin (www.redfin.com) is the technology-powered residential real estate brokerage. Founded by software engineers, we run the country's #1 most-visited brokerage website and offer a host of online tools to consumers, including the Redfin Estimate. We represent people buying and selling homes in over 80 markets throughout the United States. Our mission is to redefine real estate in the consumer’s favor. In a commission-driven industry, we put the customer first. We do this by pairing our own agents with our own technology to create a service that is faster, better, and costs less. Since our launch in 2006 through 2017, we have helped customers buy or sell more than 120,000 homes worth more than $60 billion.

Redfin-F

Contacts

Investor Relations
Elena Perron, 206-576-8610
ir@redfin.com

Public Relations
Rachel Musiker, 206-588-6863
press@redfin.com

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$140,255	$109,479	$362,791	$274,282
Cost of revenue (1)	97,950	70,166	269,576	191,633
Gross profit	42,305	39,313	93,215	82,649
Operating expenses:
Technology and development (1)	14,310	11,483	40,105	31,245
Marketing (1)	8,236	5,588	36,006	26,179
General and administrative (1)	16,470	11,995	48,532	38,828
Total operating expenses	39,016	29,066	124,643	96,252
Income (loss) from operations	3,289	10,247	(31,428)	(13,603)
Interest income	1,775	311	3,082	387
Interest expense	(1,610)	—	(1,610)	—
Other income, net	21	—	200	13
Net income (loss)	$3,475	$10,558	$(29,756)	$(13,203)
Accretion of redeemable convertible preferred stock	$—	$(40,224)	$—	$(175,915)
Net income (loss) attributable to common stock - basic and diluted	$3,475	$(29,666)	$(29,756)	$(189,118)
Net income (loss) per share attributable to common stock - basic	$0.04	$(0.50)	$(0.35)	$(6.37)
Net income (loss) per share attributable to common stock - diluted	$0.04	$(0.50)	$(0.35)	$(6.37)
Weighted average shares - basic	87,743,223	58,868,903	84,327,266	29,678,082
Weighted average shares - diluted	94,642,463	58,868,903	84,327,266	29,678,082

(1) Includes stock-based compensation as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cost of revenue	$1,370	$715	$4,061	$2,129
Technology and development	2,135	819	5,334	2,301
Marketing	155	121	431	362
General and administrative	1,838	1,054	4,646	3,236
Total	$5,498	$2,709	$14,472	$8,028

Redfin Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$448,968	$208,342
Restricted cash	11,968	4,316
Prepaid expenses	5,933	8,613
Accrued revenue, net	13,254	13,334
Inventory	25,161	3,382
Loans held for sale	5,921	1,891
Other current assets	989	328
Total current assets	512,194	240,206
Property and equipment, net	23,361	22,318
Intangible assets, net	2,928	3,294
Goodwill	9,186	9,186
Other assets	7,248	6,951
Total assets	554,917	281,955
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	2,601	1,901
Accrued liabilities	37,532	26,605
Other payables	12,167	4,068
Loan facility	5,790	2,016
Current portion of deferred rent	1,691	1,267
Total current liabilities	59,781	35,857
Deferred rent, net of current portion	10,258	10,668
Convertible senior notes, net	112,130	—
Total liabilities	182,169	46,525
Commitments and contingencies
Stockholders’ equity:
Common stock—par value $0.001 per share; 500,000,000 shares authorized; 89,234,819 and 81,468,891 shares issued and outstanding, respectively	89	81
Preferred stock—par value $0.001 per share; 10,000,000 shares authorized and no shares issued and outstanding	—	—
Additional paid-in capital	531,418	364,352
Accumulated deficit	(158,759)	(129,003)
Total stockholders’ equity	372,748	235,430
Total liabilities and stockholders’ equity	$554,917	$281,955

Redfin Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine Months Ended September 30,
	2018	2017
Operating activities:
Net loss	$(29,756)	$(13,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,123	5,326
Stock-based compensation	14,472	8,028
Amortization of debt discount and issuance costs	1,128	—
Change in assets and liabilities:
Prepaid expenses	2,680	(84)
Accrued revenue	80	(2,712)
Inventory	(21,779)	(5,399)
Other current assets	(576)	8,556
Other long-term assets	(296)	244
Accounts payable	702	1,228
Accrued liabilities	10,943	8,513
Deferred lease liability	(913)	1,001
Accrued expenses	414	—
Origination of loans held for sale	(56,157)	(5,755)
Proceeds from sale of loans originated as held for sale	52,127	5,030
Net cash provided by (used in) operating activities	(20,808)	10,773
Investing activities:
Maturities and sales of short-term investments	—	1,484
Purchases of short-term investments	—	(993)
Purchases of property and equipment	(5,528)	(10,499)
Net cash used in investing activities	(5,528)	(10,008)
Financing activities:
Proceeds from issuance of convertible senior notes, net	138,953	—
Proceeds from follow-on offering, net	107,593	—
Proceeds from issuance of common stock	17,314	2,519
Tax payment related to net share settlements on restricted stock units	(705)	—
Proceeds from initial public offering, net of underwriting discounts	—	148,088
Payment of initial public offering costs	—	(3,449)
Borrowings from warehouse credit facilities	54,806	5,603
Repayments of warehouse credit facilities	(51,031)	(4,898)
Other payables - customer escrow deposits related to title services	7,684	6,065
Net cash provided by financing activities	274,614	153,928
Net change in cash, cash equivalents, and restricted cash	248,278	154,693
Cash, cash equivalents, and restricted cash:
Beginning of period	212,658	67,845
End of period	$460,936	$222,538
Supplemental disclosure of non-cash investing and financing activities:
Accretion of redeemable convertible preferred stock	$—	$(175,915)
Stock-based compensation capitalized in property and equipment	$(363)	$(194)
Initial public offering cost accruals	$—	$(200)
Property and equipment additions in accounts payable and accrued expenses	$(25)	$—
Leasehold improvements paid directly by lessor	$(926)	$(104)
Cash in transit for exercised stock options	$(85)	$—

Redfin Corporation and Subsidiaries
Supplemental Financial Information and Business Metrics
(unaudited)

	Three Months Ended
	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017	Sep. 30, 2017	Jun. 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sep. 30, 2016
Monthly average visitors (in thousands)	29,236	28,777	25,820	21,377	24,518	24,400	20,162	16,058	17,795
Real estate services transactions:
Brokerage	12,876	12,971	7,285	8,598	10,527	10,221	5,692	6,432	7,934
Partner	3,333	3,289	2,237	2,739	3,101	2,874	2,041	2,281	2,663
Total	16,209	16,260	9,522	11,337	13,628	13,095	7,733	8,713	10,597

Real estate services revenue per transaction:
Brokerage	$9,227	$9,510	$9,628	$9,659	$9,289	$9,301	$9,570	$9,428	$9,333
Partner	2,237	2,281	2,137	2,056	1,960	1,945	1,911	1,991	1,932
Aggregate	$7,790	$8,048	$7,869	$7,822	$7,621	$7,687	$7,548	$7,481	$7,474

Aggregate home value of real estate services transactions (in millions)	$7,653	$7,910	$4,424	$5,350	$6,341	$6,119	$3,470	$4,018	$4,898
U.S. market share by value	0.85%	0.83%	0.73%	0.71%	0.71%	0.64%	0.58%	0.56%	0.57%
Revenue from top-10 Redfin markets as a percentage of real estate services revenue	66%	68%	66%	69%	69%	69%	68%	71%	72%
Average number of lead agents	1,397	1,415	1,327	1,118	1,028	1,010	935	796	756

Redfin Corporation and Subsidiaries
Supplemental Financial Information
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue by segment:
Brokerage revenue	$118,809	$97,787	$312,306	$247,327
Partner revenue	7,456	6,077	19,741	15,567
Total real estate services revenue	126,265	103,864	332,047	262,894
Properties revenue	11,350	3,364	23,388	5,345
Other revenue	2,640	2,251	7,356	6,043
Total revenue	$140,255	$109,479	$362,791	$274,282

Cost of revenue by segment:
Real estate services cost of revenue	$83,274	$64,258	$236,775	$178,850
Properties cost of revenue	11,656	3,326	24,086	5,361
Other cost of revenue	3,020	2,582	8,715	7,422
Total cost of revenue	$97,950	$70,166	$269,576	$191,633

Gross profit by segment:
Real estate services gross profit	$42,991	$39,606	95,272	84,044
Properties gross profit	(306)	38	(698)	(16)
Other gross profit	(380)	(331)	(1,359)	(1,379)
Total gross profit	$42,305	$39,313	$93,215	$82,649

Redfin Corporation and Subsidiaries
Reconciliation of GAAP to non-GAAP Financial Measures
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018*	2017	2018*	2017
Net income (loss) attributable to common stock, as reported	$3,475	$(29,666)	$(29,756)	$(189,118)
Adjustments:
Add-back: Accretion of redeemable convertible preferred stock	—	40,224	—	175,915
Net income (loss) attributable to common stock, adjusted	$3,475	$10,558	$(29,756)	$(13,203)
Non-GAAP adjusted net income (loss) per share - basic	$0.04	$0.14	$(0.35)	$(0.18)
Non-GAAP adjusted net income (loss) per share - diluted	$0.04	$0.12	$(0.35)	$(0.18)
Weighted-average shares used to compute non-GAAP adjusted net income (loss) per share — basic	87,743,223	78,146,121	84,327,266	72,919,424
Weighted-average shares used to compute non-GAAP adjusted net income (loss) per share — diluted	94,642,463	86,447,910	84,327,266	72,919,424

Reconciliation of weighted-average shares used to compute net income (loss) per share attributable to common stockholders, from GAAP to non-GAAP — basic and diluted:

Weighted-average shares used to compute GAAP net income (loss) per share attributable to common stockholders — basic	87,743,223	58,868,903	84,327,266	29,678,082

Conversion of redeemable convertible preferred stock as of beginning of period presented	—	19,277,218	—	43,241,342
Weighted-average shares used to compute non-GAAP adjusted net income (loss) per share — basic	87,743,223	78,146,121	84,327,266	72,919,424

Weighted-average shares used to compute GAAP net income (loss) per share attributable to common stockholders — diluted	94,642,463	58,868,903	84,327,266	29,678,082

Conversion of redeemable convertible preferred stock as of beginning of period presented	—	19,277,218	—	43,241,342
Incremental options to purchase common stock	—	8,301,789	—	—
Weighted-average shares used to compute non-GAAP adjusted net income (loss) per share — diluted	94,642,463	86,447,910	84,327,266	72,919,424

* All amounts for 2018 are presented on a GAAP basis and included for comparative purposes.